                                                                    EXHIBIT 10.2



                                 RIC (LANDMARK)

                        QUOTA SHARE REINSURANCE AGREEMENT

                                 By and Between

                       LANDMARK AMERICAN INSURANCE COMPANY

                                   (as Cedent)

                                       and

                             ROYAL INDEMNITY COMPANY

                                 (as Reinsurer)

                            DATED: September 2, 2003

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                                TABLE OF CONTENTS

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                                             ARTICLE I DEFINITIONS

Section 1.1       Definitions...........................................................................      2

                                        ARTICLE II BASIS OF REINSURANCE

Section 2.1       Cession...............................................................................      5
Section 2.2       Effect of Reinsured Contracts.........................................................      5
Section 2.3       Other Reinsurance.....................................................................      5

                                      ARTICLE III PREMIUMS AND ALLOWANCES

Section 3.1       Cedent's Payment Obligations..........................................................      6
Section 3.2       Reinsurer's Payment Obligations.......................................................      6
Section 3.3       Reinsurance Administration............................................................      7

                                           ARTICLE IV CONSIDERATION

Section 4.1       Consideration.........................................................................      7

                                ARTICLE V ACCOUNTING AND REINSURANCE SETTLEMENT

Section 5.1       Delivery of Accounting and Settlement Reports.........................................      7
Section 5.2       Report of Allowances..................................................................      7
Section 5.3       Payment of Amounts Indicated in Accounting and Settlement Reports.....................      7

                                      ARTICLE VI ACCOMMODATION CONTRACTS

Section 6.1       Accommodation Contracts...............................................................      8

                                 ARTICLE VII REINSURED CONTRACT ADMINISTRATION

Section 7.1       Administrative Services...............................................................      9

                                            ARTICLE VIII INSOLVENCY

Section 8.1       Insolvency............................................................................      9
Section 8.2       Notice of Pendency of Claim...........................................................      9
Section 8.3       Notice of Insolvency..................................................................      9

                                      ARTICLE IX DURATION AND TERMINATION

Section 9.1       Effectiveness.........................................................................     10
Section 9.2       Termination...........................................................................     10

                                         ARTICLE X DUTY OF COOPERATION

Section 10.1      Full Cooperation......................................................................     10
Section 10.2      Furnishing of Relevant Information....................................................     11
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                                          ARTICLE XI INDEMNIFICATION

Section 11.1      Indemnification by Reinsurer..........................................................     11
Section 11.2      Indemnification by Cedent.............................................................     11

                                        ARTICLE XII REINSURANCE CREDIT

Section 12.1      Reinsurance Credit....................................................................     11
Section 12.2      Notification..........................................................................     12

                                           ARTICLE XIII ARBITRATION

Section 13.1      Arbitration...........................................................................     12
Section 13.2      Notice of Arbitration.................................................................     12
Section 13.3      Arbitration Panel.....................................................................     12
Section 13.4      Submission of Briefs..................................................................     13
Section 13.5      Arbitration Board's Decision..........................................................     13
Section 13.6      Jurisdiction..........................................................................     13
Section 13.7      Expenses..............................................................................     13
Section 13.8      Production of Documents and Witnesses.................................................     14
Section 13.9      Relief Available......................................................................     14
Section 13.10     Consolidation.........................................................................     14

                                     ARTICLE XIV MISCELLANEOUS PROVISIONS

Section 14.1      Amendment, Modification and Waiver....................................................     14
Section 14.2      Entire Agreement......................................................................     14
Section 14.3      Governing Law.........................................................................     15
Section 14.4      Severability..........................................................................     15
Section 14.5      Counterparts..........................................................................     15
Section 14.6      Consent to Jurisdiction...............................................................     15
Section 14.7      Third Party Beneficiaries.............................................................     15
Section 14.8      Binding; Assignment...................................................................     16
Section 14.9      Specific Performance..................................................................     16
Section 14.10     Descriptive Headings..................................................................     16
Section 14.11     Waiver of Doctrine of Utmost Good Faith...............................................     16
Section 14.12     Expenses .............................................................................     16
Section 14.13     Survival .............................................................................     16
Section 14.14     Notices ..............................................................................     16
Section 14.15     Interpretation........................................................................     18
Section 14.16     Construction..........................................................................     18
Section 14.17     Territory.............................................................................     18
Section 14.18     Confidentiality.......................................................................     19
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                                       ii

                                    EXHIBITS

EXHIBIT A         Form of Accounting and Settlement Reports

                                    SCHEDULES

Schedule 6.1(b)   Third Parties to Whom Reinsurer May Assign its Authority

                RIC (LANDMARK) QUOTA SHARE REINSURANCE AGREEMENT

                  THIS RIC (LANDMARK) QUOTA SHARE REINSURANCE AGREEMENT (together with all Exhibits hereto, this "RIC (Landmark) Quota Share Reinsurance Agreement") is made as of the Closing Date (as defined herein), by and between Landmark American Insurance Company, a property and casualty insurance company organized under the laws of the State of Oklahoma ("Cedent"), and Royal Indemnity Company, a property and casualty insurance company organized under the laws of the State of Delaware ("Reinsurer").

                  WHEREAS, Guaranty National Insurance Company, a corporation organized and existing under the laws of the State of Colorado ("Guaranty National"), and Alleghany Insurance Holdings LLC, a Delaware limited liability company ("AIHL"), have entered into a Stock Purchase Agreement, dated as of June 6, 2003 (the "Landmark Stock Purchase Agreement"), pursuant to which AIHL will purchase all of the issued and outstanding shares of common stock of Cedent;

                  WHEREAS, pursuant to an Assignment and Assumption Agreement, dated as of July 1, 2003, by and between AIHL and Underwriters Reinsurance Company, a property and casualty insurance company organized under the laws of the state of New Hampshire, AIHL assigned, and Underwriters Reinsurance Company assumed, all of the rights and obligations of AIHL under the Landmark Stock Purchase Agreement;

                  WHEREAS, effective as of August 18, 2003, the name of Underwriters Reinsurance Company was changed to RSUI Indemnity Company;

                  WHEREAS, Guaranty National and Cedent are terminating the 1993 Reinsurance Agreement (as defined below) in accordance with the Termination Endorsement (as defined in the Landmark Stock Purchase Agreement);

                  WHEREAS, Reinsurer is an affiliate of Guaranty National and a party to the Landmark Stock Purchase Agreement only for the purposes of Sections 5.12, 5.15 and 5.16 therein and for the purpose of entering into this RIC (Landmark) Quota Share Reinsurance Agreement, pursuant to which Cedent will cede, and Reinsurer will assume, on a 100% quota share basis, the liabilities and obligations arising out of the Reinsured Contracts (as defined below);

                  WHEREAS, Cedent wishes to cede to Reinsurer such liabilities and obligations, and Reinsurer desires to assume such liabilities and obligations, subject to the terms and conditions of this RIC (Landmark) Quota Share Reinsurance Agreement; and

                  WHEREAS, Reinsurer will administer all aspects of the Reinsured Contracts and the Reinsured Liabilities (all as defined below) subject to the terms and conditions of the RIC (Landmark) Administrative Services Agreement (as defined below).

                  NOW, THEREFORE, for and in consideration of the premises and the promises and the mutual agreements hereinafter set forth and set forth in the Landmark Stock Purchase Agreement and RIC (Landmark) Administrative Services Agreement, the parties hereto, intending to be legally bound, covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.1 Definitions. Capitalized terms used but not defined herein and which are defined in the Landmark Stock Purchase Agreement shall have the meanings ascribed to them in the Landmark Stock Purchase Agreement. As used in this RIC (Landmark) Quota Share Reinsurance Agreement, the following terms shall have the meanings set forth herein:

                  "AAA" shall have the meaning set forth in Section 13.3.

                  "Accommodation Contracts" shall have the meaning set forth in
Section 6.1.

                  "Accommodation Period" shall have the meaning set forth in
Section 6.1.

                  "Affiliate" of any Person means another Person that from time to time, directly or indirectly controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For the purposes of this RIC (Landmark) Quota Share Reinsurance Agreement, the term "Affiliated" has a meaning correlative to the foregoing.

                  "AIHL" shall have the meaning set forth in the recitals.

                  "Applicable Law" means any applicable order, law, statute, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principal of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity, including any amendments thereto that may be adopted from time to time.

                  "Board" shall have the meaning set forth in Section 13.1.

                  "Business Day" means a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York are not authorized or obligated by Applicable Law to close.

                  "Closing" means the closing of the transactions contemplated by the Landmark Stock Purchase Agreement.

                  "Closing Date" shall mean the date on which the Closing takes place.

                  "Company Insurance Contracts" shall have the meaning set forth in the Landmark Stock Purchase Agreement.

                  "Damages" means all costs, expenses, fines, penalties, losses, judgments, damages, Reinsured Liabilities and other amounts (including attorneys', actuaries', accountants' and experts' fees and settlement amounts) arising out of any suit, claim or proceeding.

                  "Excluded Liabilities" means any liability or obligation of Cedent for:

                  (1) Extra Contractual Liabilities and any related attorneys' fees and other expenses incurred by Cedent (i) to the extent caused by acts, errors or omissions by Cedent or any of its officers, employees, agents or representatives that occurred after the Closing Date, or (ii) to the extent arising out of or relating to the Company Insurance Contracts; and

                  (2) any liability or obligation arising out of or relating to Cedent's failure to follow in all material respects any written recommendation made by the Administrator (as defined in the RIC (Landmark) Administrative Services Agreement) pursuant to the RIC (Landmark) Administrative Services Agreement unless by following such recommendation Cedent, in its reasonable judgment, would not comply in all material respects with Applicable Law or the terms of the Reinsured Contracts, in which case all liabilities and obligations arising from changes necessary to conform the conduct contemplated by such recommendation in all material respects to Applicable Law and the terms of the Reinsured Contracts shall be considered Reinsured Liabilities.

                  "Extra Contractual Liabilities" means all liabilities or obligations, other than those arising under the express terms of and within the express limits of the insurance or reinsurance contracts, whether to policyholders, Governmental Entities or any other Person, which liabilities and obligations shall include, without limitation, any liability for punitive, exemplary, special or any other form of extra-contractual damages relating to the Reinsured Contracts which arises from any act, error or omission, whether or not intentional, in bad faith or otherwise, including, without limitation, any act, error or omission relating to (i) the investigation, coverage analysis, defense, trial, settlement or handling of claims, benefits, or payments arising out of or relating to the Reinsured Contracts or (ii) the failure to pay or the delay in payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Contracts.

                  "Governmental Entity" means any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court or government self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.

                  "Guaranty National" shall have the meaning set forth in the recitals.

                  "Landmark Ancillary Agreements" means this RIC (Landmark) Quota Share Reinsurance Agreement, the RIC (Landmark) Administrative Services Agreement and the other agreements identified as Landmark Ancillary Agreements in the Landmark Stock Purchase Agreement.

                  "Landmark Stock Purchase Agreement" shall have the meaning set forth in the recitals.

                  "90-Day Treasury Rate" means the annual yield rate, as of any given date, of actively traded U.S. Treasury securities having remaining duration to maturity of three months, as such rate is published under "Treasury Constant Maturities" in Federal Reserve Statistical Release H.15(519).

                  "1993 Reinsurance Agreement" shall mean the reinsurance agreement dated January 1, 1993, by and between Guaranty National and Cedent.

                  "Person" means an individual, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or other entity.

                  "Policyholder(s)" means, as applicable, the named insureds under, or policyholders with respect to, the Reinsured Contracts or any other person entitled to payment under the Reinsured Contracts.

                  "Qualifying Letter of Credit" means a clean, irrevocable, unconditional and evergreen letter of credit issued by a bank and in a form acceptable to the Insurance Department of the State of Oklahoma.

                  "Reinsurance Recoverables" means all amounts due under reinsurance agreements entered into with Unaffiliated Reinsurers relating to the Reinsured Contracts, including all receivables, recoverables, returns, amounts in respect of profit sharing and all other sums to which Cedent may be entitled under the third party reinsurance agreements except to the extent related to reinsurance recoverables for Excluded Liabilities.

                  "Reinsured Contracts" means (i) Accommodation Contracts and
(ii) all policies, binders and contracts of insurance issued in Cedent's name prior to the Closing Date, other than the Company Insurance Contracts.

                  "Reinsured Liabilities" means all liabilities and obligations of any nature arising out of or relating to the Reinsured Contracts, including without limitation (i) any loss or allocated loss expense or unearned premium obligation, (ii) Extra Contractual Liabilities and any related attorney fees and other expenses, and (iii) any liabilities and obligations arising out of or relating to a right to purchase additional coverage and obligations arising under legal or regulatory requirements, but excluding Excluded Liabilities.

                  "RIC (Landmark) Administrative Services Agreement" means the RIC (Landmark) Administrative Services Agreement being entered into between Reinsurer and Cedent relative to this RIC (Landmark) Quota Share Reinsurance Agreement.

                  "RSUI" shall mean Royal Specialty Underwriting, Inc., a Georgia company.

                  "Tax" or "Taxes" means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, gross receipts, occupation, windfall profits, sales, use, ad valorem, value-added, profits, license, withholding, payroll, employment, excise, insurance premium, real property, personal property, customs, net worth, capital gains, transfer, stamp, documentary, social security, disability, environmental, alternative minimum, estimated, recapture and other taxes, and including all interest, penalties and additions imposed with respect thereto.

                  "Unaffiliated Reinsurers" shall mean reinsurers unaffiliated with Cedent other than Reinsurer.

                                   ARTICLE II

                              BASIS OF REINSURANCE

                  Section 2.1 Cession. As of July 1, 2003, Cedent hereby cedes to Reinsurer, and Reinsurer hereby accepts and agrees to reinsure and indemnify Cedent for, one hundred percent (100%) of all Reinsured Liabilities, net of collectible reinsurance from Unaffiliated Reinsurers. The Reinsurer shall follow in all respects the fortunes of the Cedent with respect to the Reinsured Contracts and the Reinsured Liabilities being assumed by the Reinsurer under this RIC (Landmark) Quota Share Reinsurance Agreement.

                  Section 2.2 Effect of Reinsured Contracts. Except as otherwise set forth in this RIC (Landmark) Quota Share Reinsurance Agreement, the reinsurance provided under this RIC (Landmark) Quota Share Reinsurance Agreement shall be subject to the same clauses, terms, limits, conditions, endorsements, modifications, and waivers of or affecting the Reinsured Contracts, it being the intent of the parties that Reinsurer shall follow the fortunes and settlements made by or on behalf of the Cedent in all respects.

                  Section 2.3 Other Reinsurance. In the event that there is reinsurance provided by Unaffiliated Reinsurers that relates to the Reinsured Contracts or the Reinsured Liabilities, the amount of Reinsurer's liability under this RIC (Landmark) Quota Share Reinsurance Agreement will be increased by reason of the inability of Cedent to collect any reinsurance from any such Unaffiliated Reinsurer, whether specific or general, that may have become due from them, whether that inability arises from insolvency or otherwise.

                                   ARTICLE III

                             PREMIUMS AND ALLOWANCES

                  Section 3.1 Cedent's Payment Obligations. Cedent agrees to pay to Reinsurer one hundred percent (100%) of the following amounts which are actually received by Cedent in respect of the Reinsured Contracts:

                  (a) premiums and other receivables to the extent they relate to the Reinsured Contracts;

                  (b) litigation and claim recoveries from third parties to the extent they relate to the Reinsured Contracts and/or the Reinsured Liabilities;

                  (c) any and all amounts paid by Reinsurer relating to the Reinsured Contracts which are not Reinsured Liabilities;

                  (d) Reinsurance Recoverables and any and all recoveries from third parties to the extent they relate to the Reinsured Liabilities and Reinsured Contracts; and

                  (e) any refunds or tax credits actually received by Cedent based upon such taxes and assessments for which Reinsurer has paid to, or on behalf of, Cedent pursuant to Sections 3.2(a)(ii) and 3.2(a)(iii).

                  Section 3.2 Reinsurer's Payment Obligations. Reinsurer agrees to reimburse, or pay on behalf of, Cedent the following:

                  (a) (i) any and all state and local premium, surplus lines, unauthorized insurance or other similar taxes imposed on premiums written, collected or received, as applicable under the law of the applicable jurisdiction, on or after the Closing Date relating to the Reinsured Contracts;
(ii) any and all guaranty fund or other residual market assessments incurred by Cedent with respect to premiums relating to the Reinsured Contracts and the Reinsured Liabilities; and (iii) any and all state or local Taxes imposed on Cedent in connection with the performance of the parties' obligations pursuant to any of the Ancillary Agreements, to the extent that such obligations relate to the Reinsured Contracts.

                  (b) producer compensation paid by the Cedent to the extent based on premiums arising from the Reinsured Contracts;

                  (c) any and all amounts actually paid by Cedent, other than by Reinsurer as Administrator under the RIC (Landmark) Administrative Services Agreement, relating to the Reinsured Contracts which are Reinsured Liabilities; and

                  (d) dividends actually paid to Policyholders by Cedent at the request of Reinsurer.

                  Section 3.3 Reinsurance Administration.

                  (a) Reinsurer, as Administrator under the RIC (Landmark) Administrative Services Agreement, shall have the responsibility and authority to take all steps reasonably necessary to administer the third party reinsurance contracts with respect to the Reinsured Contracts and the Reinsured Liabilities.

                  (b) Reinsurer shall have a continuing obligation during the term of this RIC (Landmark) Quota Share Reinsurance Agreement to fund the Bank Accounts (as such term is defined in the RIC (Landmark) Administrative Services Agreement) in an amount sufficient to satisfy all Reinsured Liabilities as such liabilities become due. Notwithstanding any other provisions of this RIC (Landmark) Quota Share Reinsurance Agreement to the contrary, Cedent shall have no responsibility whatsoever to provide funds to satisfy the Reinsured Liabilities or fund the Bank Accounts.

                                   ARTICLE IV

                                  CONSIDERATION

                  Section 4.1 Consideration. The consideration to be paid to the Reinsurer for assuming the Reinsured Liabilities under the terms of this RIC (Landmark) Quota Share Reinsurance Agreement shall be the transfer to Reinsurer of all reserves formerly held by Guaranty National with respect to Landmark under the 1993 Reinsurance Agreement.

                                    ARTICLE V

                      ACCOUNTING AND REINSURANCE SETTLEMENT

                  Section 5.1 Delivery of Accounting and Settlement Reports. Within thirty (30) days following the end of each calendar month, Reinsurer, in its capacity as Administrator for Cedent under the RIC (Landmark) Administrative Services Agreement, shall provide Cedent with accounting and settlement reports (including underlying journal entries contemplated by the RIC (Landmark) Administrative Services Agreement) substantially in the format set forth in EXHIBIT A. (to the extent the relevant underlying information is available to Reinsurer's systems) Reinsurer and Cedent shall have the right to change the format of the reports upon thirty (30) days' prior written notice; provided, however, that the change shall involve no material additional cost to Cedent.

                  Section 5.2 Report of Allowances. Within thirty (30) days following receipt of the report required to be provided by Reinsurer under
Section 5.1 hereof, Reinsurer shall provide Cedent with a report of the allowances set forth in Section 3.2 in a format to be mutually agreed upon by the parties.

                  Section 5.3 Payment of Amounts Indicated in Accounting and Settlement Reports. Simultaneously with Reinsurer's delivery of the accounting and settlement reports required to be provided under Section 5.1 hereof, Reinsurer shall pay any amounts due to Cedent indicated by such accounting and settlement reports. Cedent shall pay any amount due to Reinsurer on or before the thirtieth
(30th) Business Day following its receipt of the accounting and settlement reports required to be provided to Cedent by Reinsurer under Section 5.1 hereof. Any late payment of an amount required by this RIC (Landmark) Quota Share Reinsurance Agreement to be paid or remitted by Cedent to Reinsurer or by Reinsurer to Cedent shall bear simple interest from and including the date such payment is due under this provision until, but excluding, the date of payment, at a rate per annum equal to the 90-Day Treasury Rate.

                                   ARTICLE VI

                             ACCOMMODATION CONTRACTS

                  Section 6.1 Accommodation Contracts.

                  (a) From the Closing Date until February 1, 2004 (the "Accommodation Period"), Reinsurer shall be permitted to use Cedent's approved policy forms to write insurance contracts in Cedent's name in the U.S. and its territories (the "Accommodation Contracts") in accordance with Section 5.1 of the RIC (Landmark) Administrative Services Agreement; provided, however, under no circumstances shall Reinsurer to write in Cedent's name more than ten million dollars ($10,000,000) in gross written premiums during the Accommodation Period.

                  (b) Reinsurer acknowledges that its authority to issue the Accommodation Contracts in Cedent's name pursuant to this Section 6.1 is subject to the following additional limitations: (i) Reinsurer shall not assign or delegate its authority to a third party other than its Affiliates or entities listed on SCHEDULE 6.1(b); and (ii) Reinsurer shall not issue any Accommodation Contracts outside the United States.

                  (c) During the Accommodation Period, Cedent shall cooperate with Reinsurer and its Affiliates as reasonably requested by them to assist them in writing the Accommodation Contracts; provided, however, that Reinsurer shall be responsible for promptly reimbursing Cedent for any reasonable out-of-pocket costs and expenses incurred in providing such cooperation. Such reimbursement shall be provided by wire transfer of immediately available funds no later than ten (10) Business Days following Cedent's transmittal of invoices therefor to Cedent in accordance with the notice procedures set forth in Section 14.14 hereof.

                  (d) During the Accommodation Period, Cedent shall use commercially reasonable efforts to maintain all legal and regulatory authority and qualification in order to permit the issuance of Accommodation Contracts in all jurisdictions where such authority and qualification is maintained prior to the Closing Date.

                                   ARTICLE VII

                        REINSURED CONTRACT ADMINISTRATION

                  Section 7.1 Administrative Services.

                  (a) The Reinsured Contracts shall be administered by Reinsurer pursuant to the terms and conditions of the RIC (Landmark) Administrative Services Agreement.

                  (b) Notwithstanding any other provision of this RIC (Landmark) Quota Share Reinsurance Agreement to the contrary, in no event shall the Cedent have any obligation or liability to the Reinsurer hereunder for any default of its obligations under this RIC (Landmark) Quota Share Reinsurance Agreement caused by the failure of Reinsurer to perform its obligations as Administrator under RIC (Landmark) Administrative Services Agreement.

                                  ARTICLE VIII

                                   INSOLVENCY

                  Section 8.1 Insolvency. In the event of the insolvency of Cedent, all reinsurance under this RIC (Landmark) Quota Share Reinsurance Agreement shall be payable by Reinsurer on the basis of the liability of Cedent under the Reinsured Contracts without diminution because of the insolvency of Cedent. In the event of insolvency and the appointment of a conservator, liquidator or statutory successor of Cedent, all amounts payable by Reinsurer hereunder to Cedent shall be payable directly to Cedent or to such conservator, liquidator or statutory successor.

                  Section 8.2 Notice of Pendency of Claim. It is understood, however, that in the event of the insolvency of Cedent, the liquidator or receiver or statutory successor of Cedent shall give written notice to Reinsurer of the pendency of a claim against Cedent on the Reinsured Contracts reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim. Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to Cedent or its liquidator or receiver or statutory successor. It is further understood that the expense thus incurred by Reinsurer shall be chargeable, subject to court approval, against Cedent as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to Cedent as a result of the defense undertaken by Reinsurer.

                  Section 8.3 Notice of Insolvency. If either Cedent or Reinsurer becomes insolvent, such party shall notify the other party of the insolvency within five (5) Business Days thereof.

                                   ARTICLE IX

                            DURATION AND TERMINATION

                  Section 9.1 Effectiveness. This RIC (Landmark) Quota Share Reinsurance Agreement shall commence on the Closing Date. This RIC (Landmark) Quota Share Reinsurance Agreement shall remain in effect until all Reinsured Liabilities have been finally settled or expire unless earlier terminated according to the provisions of Section 9.2.

                  Section 9.2 Termination.

                  (a) This RIC (Landmark) Quota Share Reinsurance Agreement may be terminated by a writing stating the effective date of termination:

                           (i) by mutual written agreement of the parties at the time specified in such written agreement; or

                           (ii) at the option of Cedent, upon the issuance of an order of liquidation or rehabilitation against Reinsurer; provided, however, that in the event an order of liquidation or rehabilitation is issued against Reinsurer, before Cedent may terminate this RIC (Landmark) Quota Share Reinsurance Agreement, Reinsurer shall have an opportunity to contest or appeal such order for a period of sixty (60) days from the date of issuance.

                  (b) In the event that this RIC (Landmark) Quota Share Reinsurance Agreement is terminated under Section 9.2(a)(ii), Reinsurer shall return or cause to be returned, within twenty (20) days by wire transfer of immediately available funds to an account designated by Cedent in writing, all Reinsured Liabilities, evaluated as of the effective date of termination, and assets equal to those Reinsured Liabilities, less any amounts actually allowed to Cedent by Reinsurer as a ceding commission on that portion of the Reinsured Liabilities being returned as unearned premium reserve, and upon payment of such, Reinsurer shall be released of all liability for its Reinsured Liabilities under this RIC (Landmark) Quota Share Reinsurance Agreement.

                                    ARTICLE X

                               DUTY OF COOPERATION

                  Section 10.1 Full Cooperation. The parties hereto shall cooperate in a commercially reasonable manner in order to accomplish the objectives of this RIC (Landmark) Quota Share Reinsurance Agreement including, without limitation, making available to each other their respective officers and employees for interviews and meetings with governmental authorities and furnishing any additional assistance, information and documentation as may be reasonably requested by the other party from time to time.

                  Section 10.2 Furnishing of Relevant Information. Upon request, each party hereto shall furnish to the other relevant information concerning the Reinsured Contracts and Reinsured Liabilities, including but not limited to studies used in the determination of reserves and other Reinsured Liabilities, and each shall have the right to review and copy the books and records of the other concerning such Reinsured Contracts and Reinsured Liabilities upon reasonable notice, during normal business hours and at the requesting party's own cost and expense.

                                   ARTICLE XI

                                 INDEMNIFICATION

                  Section 11.1 Indemnification by Reinsurer. Reinsurer hereby indemnifies Cedent and its Affiliates and its and their respective officers, directors, employees, agents and representatives against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any of them arising out of or relating to (i) the Reinsured Contracts, (ii) the Reinsured Liabilities, (iii) any breach or nonfulfillment by Reinsurer of, or any failure by Reinsurer to perform, any of the terms or conditions of, or any duties or obligations under, this RIC (Landmark) Quota Share Reinsurance Agreement, and
(iv) any enforcement of this indemnity.

                  Section 11.2 Indemnification by Cedent. Cedent hereby indemnifies Reinsurer and its Affiliates and its and their respective officers, directors, employees, agents and representatives against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any of them arising out of or relating to (i) Excluded Liabilities, (ii) any breach or nonfulfillment by Cedent of, or any failure by Cedent to perform, any of the terms or conditions of, or any duties or obligations under, this RIC (Landmark) Quota Share Reinsurance Agreement or the RIC (Landmark) Administrative Services Agreement other than breaches or nonfulfillments which result, directly or indirectly, from the failure of the Administrator to perform its obligations under RIC (Landmark) Administrative Services Agreement, and (iii) any enforcement of this indemnity.

                                   ARTICLE XII

                               REINSURANCE CREDIT

                  Section 12.1 Reinsurance Credit. Notwithstanding any other provision of this RIC (Landmark) Quota Share Reinsurance Agreement to the contrary, if Reinsurer becomes unauthorized or otherwise unaccredited in any State, the District of Columbia, Canada or any other jurisdiction where authorization or accreditation is required by insurance regulatory authorities in order for Cedent to obtain full credit on its statutory quarterly and annual statements filed with such jurisdiction for the reinsurance being provided under this RIC (Landmark) Quota Share Reinsurance Agreement, Reinsurer, upon the request of Cedent, will immediately establish, at its sole cost and option, a trust agreement meeting the requirements of New York Regulation 114 and/or a Qualifying Letter of Credit in an amount necessary to permit Cedent to obtain full credit for such reinsurance in such jurisdiction.

                  Section 12.2 Notification. Reinsurer shall notify Cedent within five (5) Business Days of any loss of license or authorization or other change or condition that may affect the ability of Cedent to obtain full credit for the reinsurance being provided under this RIC (Landmark) Quota Share Reinsurance Agreement.

                                  ARTICLE XIII

                                   ARBITRATION

                  Section 13.1 Arbitration. As a condition precedent to any cause of action, any and all disputes between Cedent and Reinsurer arising out of, relating to, or concerning this RIC (Landmark) Quota Share Reinsurance Agreement, whether sounding in contract or tort and whether arising during or after termination of this RIC (Landmark) Quota Share Reinsurance Agreement, including whether the dispute is subject to arbitration, shall be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire ("Board") meeting at a site in Wilmington, Delaware. The arbitration shall be conducted under the Federal Arbitration Act and shall proceed as set forth below.

                  Section 13.2 Notice of Arbitration. A notice requesting arbitration, or any other notice made in connection therewith, shall be in writing and shall be sent certified or registered mail, return receipt requested to the affected parties. The notice requesting arbitration shall state in particulars all issues to be resolved in the view of the claimant, shall appoint the arbitrator selected by the claimant and shall set a tentative date for the hearing, which date shall be no sooner than ninety (90) days and no later than one hundred fifty (150) days from the date that the notice requesting arbitration is mailed. Within thirty (30) days of receipt of claimant's notice, the respondent shall notify claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.

                  Section 13.3 Arbitration Panel. Unless otherwise mutually agreed, the members of the Board shall be impartial and disinterested and shall be active or former executive officers of property-casualty insurance companies, reinsurance companies, or Lloyd's Underwriters or active or inactive lawyers with at least twenty (20) years of experience in insurance and reinsurance. Cedent and Reinsurer shall each appoint an arbitrator and the two (2) arbitrators shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbitrator within thirty (30) days after having received claimant's written request for arbitration, the claimant is authorized to and shall appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within thirty (30) days after notification of the appointment of the second arbitrator, within ten (10) days thereof, the two
(2) arbitrators shall request the American Arbitration Association ("AAA") to appoint an umpire for the arbitration with the qualifications set forth in this Article. If the AAA fails to name an umpire, either party may apply to the court named below to appoint an umpire with the above required qualifications. The umpire shall promptly notify in writing all parties to the arbitration of his selection and of the scheduled date for the hearing. Upon resignation or death of any member of the Board, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed.

                  Section 13.4 Submission of Briefs. The claimant and respondent shall each submit initial briefs to the Board outlining the issues in dispute and the basis, authority and reasons for their respective positions within thirty (30) days of the date of notice of appointment of the umpire. The claimant and the respondent may submit reply briefs to the Board within ten (10) days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) days prior to the date of commencement of the arbitration hearing. Reasonable responses shall be allowed at the arbitration hearing to new material contained in any amendments filed to the briefs but not previously responded to.

                  Section 13.5 Arbitration Board's Decision. The Board shall make a decision and award with regard to the terms of this RIC (Landmark) Quota Share Reinsurance Agreement and the original intentions of the parties to the extent reasonably ascertainable. The Board's decision and award shall be in writing and shall state the factual and legal basis for the decision and award. The decision and award shall be based upon a hearing in which evidence shall be allowed and which the formal rules of evidence shall not strictly apply but in which cross examination and rebuttal shall be allowed. At its own election or at the request of the Board, either party may submit a post-hearing brief for consideration of the Board within twenty (20) days of the close of the hearing. The Board shall make its decision and award within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. Every decision by the Board shall be by a majority of the members of the Board and each decision and award by the majority of the members of the Board shall be final and binding upon all parties to the proceeding.

                  Section 13.6 Jurisdiction. Either party may apply to the Chancery Court of the State of Delaware for an order compelling arbitration or confirming any decision and the award; a judgment of that Court shall thereupon be entered on any decision or award. If such an order is issued, the attorneys' fees of the party so applying and court costs will be paid by the party against whom confirmation is sought. The Board may award interest calculated from the date the Board determines that any amounts due the prevailing party should have been paid to the prevailing party.

                  Section 13.7 Expenses. Each party shall bear the expense of the one arbitrator appointed by it and shall jointly and equally bear with the other party the expense of any stenographer requested, and of the umpire.

                  Section 13.8 Production of Documents and Witnesses. Subject to customary and recognized legal rules of privilege, each party participating in the arbitration shall have the obligation to produce those documents and as witnesses to the arbitration those of its employees as any other participating party reasonably requests providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the Board shall determine in its sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the Board. The Board shall be the final judge of the procedures of the Board, the conduct of the arbitration, of the rules of evidence, the rules of privilege and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by law, the Board shall have the authority to issue subpoenas and other orders to enforce their decisions.

                  Section 13.9 Relief Available. Nothing herein shall be construed to prevent any participating party from applying to the Chancery Court of the State of Delaware to issue a restraining order or other equitable relief to maintain the "status quo" of the parties participating in the arbitration pending the decision and award by the Board or to prevent any party from incurring irreparable harm or damage at any time prior to the decision and award of the Board. The Board shall also have the authority to issue interim decisions or awards in the interest of fairness, full disclosure, and a prompt and orderly hearing and decision and award by the Board.

                  Section 13.10 Consolidation. In the event that there is a dispute between the Cedent and Reinsurer which implicates the provisions of this RIC (Landmark) Quota Share Reinsurance Agreement and the RIC (Landmark) Administrative Services Agreement, Cedent and Reinsurer hereby agree to consolidate any such dispute under such agreements in a single arbitration proceeding.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

                  Section 14.1 Amendment, Modification and Waiver. This RIC (Landmark) Quota Share Reinsurance Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privileged. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  Section 14.2 Entire Agreement. This RIC (Landmark) Quota Share Reinsurance Agreement (together with the exhibits hereto and the other agreements, documents and instruments delivered in connection herewith) the Acquisition Agreement, the RIC (Landmark) Administrative Services Agreement and the other Landmark Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

                  Section 14.3 Governing Law. This RIC (Landmark) Quota Share Reinsurance Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  Section 14.4 Severability. Any term or provision of this RIC (Landmark) Quota Share Reinsurance Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this RIC (Landmark) Quota Share Reinsurance Agreement or affecting the validity or enforceability of any of the terms or provisions of this RIC (Landmark) Quota Share Reinsurance Agreement in any other jurisdiction. If any provision of this RIC (Landmark) Quota Share Reinsurance Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

                  Section 14.5 Counterparts. This RIC (Landmark) Quota Share Reinsurance Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  Section 14.6 Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for the purposes of enforcing this Quota Share Agreement or the RIC (Landmark) Administrative Services Agreement. If any action is brought in a state court, the parties shall take such actions as are within their control to cause any matter contemplated hereby to be assigned to the Chancery Court of the State of Delaware. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

                  Section 14.7 Third Party Beneficiaries. Except for the provisions of Article XI, nothing in this RIC (Landmark) Quota Share Reinsurance Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this RIC (Landmark) Quota Share Reinsurance Agreement.

                  Section 14.8 Binding; Assignment. This RIC (Landmark) Quota Share Reinsurance Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this RIC (Landmark) Quota Share Reinsurance Agreement, nor any rights, interests or obligations hereunder, may be directly or indirectly assigned, delegated, sublicensed or transferred by any party to this RIC (Landmark) Quota Share Reinsurance Agreement, in whole or in part, to any other person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the parties hereto.

                  Section 14.9 Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this RIC (Landmark) Quota Share Reinsurance Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies, each other party shall be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this RIC (Landmark) Quota Share Reinsurance Agreement without the necessity of posting a bond or other form of security pending the outcome of any arbitration. In the event that any action should be brought in equity to enforce any of the provisions of this RIC (Landmark) Quota Share Reinsurance Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

                  Section 14.10 Descriptive Headings. The descriptive article and section headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this RIC (Landmark) Quota Share Reinsurance Agreement.

                  Section 14.11 Waiver of Doctrine of Utmost Good Faith. Reinsurer absolutely and irrevocably waives resort to the doctrine of "utmost good faith" or any similar doctrine in connection with the formation or performance of this Agreement.

                  Section 14.12 Expenses. Unless otherwise specifically provided herein, all costs and expenses incurred in connection with this RIC (Landmark) Quota Share Reinsurance Agreement shall be paid by the party incurring such cost or expense.

                  Section 14.13 Survival. The provisions of Articles XII, XIII and XIV hereof shall survive the termination of this RIC (Landmark) Quota Share Reinsurance Agreement.

                  Section 14.14 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (which is confirmed), by courier (delivery of which is confirmed), or by registered or certified mail

(postage prepaid, return receipt requested) to the respective parties to this RIC (Landmark) Quota Share Reinsurance Agreement as follows:

                  If to Reinsurer:

                           Laura S. Lawrence, Esq.
                           General Counsel
                           Royal Indemnity Company
                           9300 Arrowpoint Blvd.
                           Charlotte, NC 28273
                           Telephone No.: (704) 522-2851
                           Facsimile No.: (704) 522-2313

                  With a copy to (which shall not constitute notice to Reinsurer for purposes of this Section 14.14):

                           Robert J. Sullivan, Esq.
                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Telephone No.: 212-735-2930
                           Facsimile No.: 212-735-2000

                  If to Cedent:

                           David E. Leonard
                           Executive Vice President
                           Landmark American Insurance Company
                           945 East Paces Ferry Road
                           Atlanta, Georgia 30326
                           Telephone No.: (404) 760-4982
                           Facsimile No.: (404) 264-7233

                  With copies to (which shall not constitute notice to Cedent for purposes of this Section 14.14):

                           Robert M. Hart, Esq.
                           General Counsel
                           Alleghany Corporation
                           375 Park Avenue
                           New York, New York 10152
                           Telephone No.: (212) 752-1356
                           Facsimile No.: (212) 759-8149

                           and

                           Aileen C. Meehan, Esq.
                           Dewey Ballantine LLP

                           1301 Avenue of the Americas
                           New York, New York 10019
                           Telephone No.: (212) 259-8000
                           Facsimile No.: (212) 259-6333

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. In no event shall the provision of notice pursuant to this Section 14.14 constitute notice for service of any writ, process or summons in any suit, action or other proceeding.

                  Section 14.15 Interpretation.

                  (a) When a reference is made in this RIC (Landmark) Quota Share Reinsurance Agreement to a Section or Article, such reference shall be to a section or article of this RIC (Landmark) Quota Share Reinsurance Agreement unless otherwise clearly indicated to the contrary. Whenever the words "include", "includes" or "including" are used in this RIC (Landmark) Quota Share Reinsurance Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this RIC (Landmark) Quota Share Reinsurance Agreement as a whole and not to any particular provision of this RIC (Landmark) Quota Share Reinsurance Agreement. The meaning assigned to each term used in this RIC (Landmark) Quota Share Reinsurance Agreement shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (b) The parties have participated jointly in the negotiation and drafting of this RIC (Landmark) Quota Share Reinsurance Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this RIC (Landmark) Quota Share Reinsurance Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this RIC (Landmark) Quota Share Reinsurance Agreement.

                  Section 14.16 Construction. This RIC (Landmark) Quota Share Reinsurance Agreement is the result of arms-length negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this RIC (Landmark) Quota Share Reinsurance Agreement, there shall be no presumptions that this RIC (Landmark) Quota Share Reinsurance Agreement was prepared by any one party or that this RIC (Landmark) Quota Share Reinsurance Agreement shall be construed in favor of or against any one party.

                  Section 14.17 Territory. This RIC (Landmark) Quota Share Reinsurance Agreement applies to losses arising out of Reinsured Contracts wherever written.

                  Section 14.18 Confidentiality. Each party hereto will hold, and will use its reasonable best efforts to cause its Affiliates, and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliates or representatives), except with the prior written consent of the other party or unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of governmental or regulatory authorities) or by other requirements of Applicable Law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, this RIC (Landmark) Quota Share Reinsurance Agreement, the terms and conditions hereof, and all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's representatives in connection with the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential.

                  IN WITNESS WHEREOF, Cedent and Reinsurer have caused their names to be subscribed by their respective authorized officers.

                                     ROYAL INDEMNITY COMPANY

                                     By: /s/ Roderick P. Hoover, Jr.
                                         ---------------------------
                                         Name:  Roderick P. Hoover, Jr.
                                         Title: Vice President

                                     LANDMARK AMERICAN INSURANCE COMPANY

                                     By: /s/ David E. Leonard
                                         ---------------------------
                                         Name:  David E. Leonard
                                         Title: Executive Vice President